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                            DOW JONES & COMPANY, INC.

                                 Code of Conduct
                       (Effective as of January 26, 2004)

This code is designed to provide all employees of Dow Jones with guidelines for appropriate professional conduct. It is intended not as a statement of new beliefs or a codification of new rules of conduct, but as a reaffirmation of enduring values and practices.

The central premise of this code is that Dow Jones' reputation for quality products and services, for business integrity, and for the independence and integrity of our publications, services and products is the heart and soul of our enterprise. Put another way, it is an essential prerequisite for success in the news and information business that our customers believe us to be telling them the truth. If we are not telling them the truth -- or even if they, for any valid reason, believe that we are not -- then Dow Jones cannot prosper. The Company will suffer, for example, if our customers cannot assume that:

-    Our facts are accurate and fairly presented;

- Our analyses represent our best independent judgments rather than our preferences, or those of our sources, advertisers or information providers;

-    Our opinions represent only our own editorial philosophies; or

-    There are no hidden agendas in any of our journalistic undertakings.

All companies profess business integrity. But the impact of our work on the work of others, and on their lives and fortunes, places special responsibilities upon all Dow Jones employees. The clear implication of these beliefs is that the responsibility for safeguarding and growing a Company that lives up to this code lies with each and every one of us. Every Dow Jones employee holds a position of trust. Acceptance of a position at any level or in any part of Dow Jones includes acceptance of individual responsibility to uphold Dow Jones policies governing legal and ethical business practices. It also includes acceptance of individual responsibility for following all legal requirements and ethical business practices, as well as the responsibility to stress proper ethical behavior among colleagues and subordinates.

Moreover, it must be clear to each of us that business integrity is necessary in every business decision- and that it is not the special province of news employees, or members of the legal department, or anyone else. Business integrity requires that we make all of our business decisions, and approach all business questions, objectively and realistically, and in the long-term best interests of all of our shareholders.

Managers, by virtue of their positions of authority, must be ethical role models for all employees. An important part of a manager's leadership responsibility is to exhibit the highest standards of integrity in all dealings with employees, customers and the world at large. Managers must avoid even implicit or unspoken approval of any actions that may be damaging to the reputation of Dow Jones, and must always exercise sound business judgment in the performance of their duties.

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An equally important leadership responsibility is to develop employees'
commitment to our principles and ability to make sound ethical judgments. Managers must communicate the seriousness of the Company's expectations of ethical conduct, as well as their own personal support for these guidelines. Ethical leadership includes fostering a working environment that encourages employees to voice concerns or otherwise seek assistance or counsel if faced with potentially compromising situations, and also supporting those who raise such concerns.

Finally, what follows is not intended to be an exclusive or inclusive list of all laws, regulations and other norms applicable to Dow Jones and with which compliance is expected. In our rapidly evolving businesses, each of us is challenged by a complex environment that often requires quick response under pressure. No written policy can definitively set forth the appropriate action for all business situations. Accordingly, this code emphasizes and clarifies a standard of ethical conduct that must govern all of our business dealings and relationships. In addition, more detailed guidelines for managers are now available for some of the topics covered by this code, and others will be promulgated from time to time; some departments also issue specialized guidelines of their own.

Confidential Information

Any and all information and other material obtained by a Dow Jones employee in connection with his or her employment is strictly the property of Dow Jones. Such information includes not only our own work and that of our colleagues, but also information relating to future activities, including as-yet-unpublished news, information and advertising, as well as schedules for publishing the same. Such material must never be disclosed to anyone outside Dow Jones, including friends and relatives. In no event should any information obtained in connection with Dow Jones employment be disclosed privately to anyone until such information has been made available to the public.

Similarly, the use of Dow Jones property of this sort - i.e. forthcoming news, information or advertising - as a basis for any investment decision is strictly prohibited. No employee with knowledge of any such forthcoming material may, prior to publication, buy or sell securities or in any way encourage or assist any other person in buying or selling securities, directly or indirectly, based on that information. These strictures should continue in force until the third trading day after the article or advertisement appears in a Dow Jones publication or news service. These rules also apply, of course, to confidential information about our own Company. Dow Jones employees may not disclose to others any confidential information belonging to the Company, nor may they use such information for their personal benefit or that of others. Each of us who possesses or has access to confidential information has an important responsibility to keep that information confidential and to prevent it from being disclosed to others outside or inside Dow Jones, either purposefully or otherwise. This obligation applies not only during Dow Jones employment, but thereafter as well.

In addition, it is important to take care not to discuss such confidential matters with family members or business or social acquaintances or in places where one can be overheard. Within Dow Jones, confidential business information should be divulged only to other employees who need to know the information in order to carry out their business responsibilities.

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Business Relationships and Activities

Just as all of the intellectual fruits of our labors as employees belong to Dow Jones, so the Company is entitled to our undivided business loyalty, our single-minded professional attention and our undistracted focus on our businesses and our customers. Dow Jones employees must not use the Company's assets, talents, information, technology, name or influence for their personal benefit or gain except as authorized by and in connection with their employment.

We recognize that Dow Jones cannot succeed if our customers do not succeed. It is our obligation to deliver our products and services in as timely a manner as possible, and with the highest possible levels of quality. Business dealings should be open and honest and transactions should be in the best interests of both Dow Jones and the customer.

To ensure this, Dow Jones employees should not offer or provide, to customers or prospective customers, directly or indirectly, any gift, entertainment or reimbursement of expenses of more than nominal value or that exceeds customary courtesies for that time and place. Nor should employees offer or provide, directly or indirectly, any material, equipment or services to any individual in a position to make or influence any business or governmental decision affecting Dow Jones.

Conversely, Dow Jones employees should not solicit or accept, directly or indirectly, any payment, loan, services, equipment or any other benefit or thing of value, or any gift, entertainment or reimbursement of expenses of more than nominal value or that exceeds customary courtesies for that time and place from suppliers or customers, or from any company, individual or institution that furnishes or seeks to furnish news, information, material, equipment, supplies or services to Dow Jones, or from anyone else with an actual or prospective business relationship with Dow Jones.

Dow Jones employees must remain scrupulously free from obligation to suppliers and vendors. Accordingly, employees should not requisition, order, approve or otherwise participate in the purchase of goods or services on behalf of Dow Jones from any person or entity if the employee or any member of the employee's family or household has a substantial financial interest in the supplier or vendor.

Dow Jones employees may not serve as directors or officers of any other company devoted to profit-making, with the following exceptions:

 -   Where the employee is appointed to represent Dow Jones;

 - Companies which are owned by an employee's family, where the employee has obtained the written consent of the Chief Executive Officer of Dow Jones;

 - Unpaid service by one or more senior executives on The Princeton Packet, in keeping with the Company's long-standing tradition

 -   Otherwise as approved in writing by the Chief Executive Officer of Dow
Jones.

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The unauthorized duplication of computer software developed internally or obtained from outside suppliers is prohibited, regardless of whether such unauthorized duplication is for business or personal use. Additionally, all Dow Jones employees must adhere to the Company's standards and policies regarding the use of its technology and computer equipment.

Compliance with Law, Rules and Regulations

All employees must obey the applicable laws, rules and regulations of the United States. All employees of Dow Jones engaged in business outside of the United States must obey the applicable laws of countries in which they do business, and respect local culture and values while operating within the strictures of such laws and this code. All applicable trade agreements, including U.S. trade laws, must be honored and observed, including the U.S. Foreign Corrupt Practices Act, which generally makes it illegal to offer or give a bribe to a foreign official or candidate for foreign office, whether directly or through third parties such as consultants or agents.

Disclosure Requirements

It is the Company's policy that all disclosures made by the Company in its filings with the Securities and Exchange Commission and to its security holders and the investment community should be accurate, complete, understandable to the reader and fairly present the Company's financial and business condition and results of operations in all material respects. All such filings should be made on a timely basis as required by applicable laws and the requirements of any exchange on which the Company's securities are listed or traded. It is the duty and responsibility of the Company's Chief Executive Officer, the Chief Financial Officer and the Controller to carry out this policy.

Securities Transactions

Dow Jones has always had a strict policy on securities transactions by employees who have access to non-public information, including information concerning Dow Jones itself. All Dow Jones employees are expected to conduct themselves at all times in a manner that leaves no grounds for belief, or even suspicion, that:

 - An employee, an employee's family, or anyone else connected to an employee made financial gains by acting on the basis of "inside" information obtained through Dow Jones employment before that information was available to the general public; such information includes hold-for-release material or publishing plans with respect to news, advertising or other information, as well as any other items that might affect movements in the prices of any securities;

 - The creation or dissemination, or non-dissemination, of any news or other information was influenced by a desire to affect the price of any security;

 - An employee's personal financial situation with respect to investments is such that it creates a temptation to violate these rules; or

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 -   An employee is beholden to newsmakers, information providers, advertisers or market participants, creating a temptation to violate these rules.

In making personal investments, all employees must avoid speculation or the appearance of speculation. No employee of Dow Jones may engage in short selling of securities. In addition, all senior managers and all news and advertising personnel must not engage in short-term trading of equity securities or of non-investment grade fixed-income securities; such employees must hold such securities for a minimum of six months unless, in order to meet some special need, they get prior permission for an earlier sale from the head of the Company's legal department. The six-month rule does not apply to publicly-available diversified open end and closed end mutual funds.

News and advertising personnel and members of senior management with any responsibility for news or advertising also must not buy or sell futures or options. However, these employees may invest in equity index-related products and publicly available mutual funds or commodity pools that invest in futures or options. No news or advertising personnel assigned to report or call on a specific industry may buy or sell securities in any company engaged, in whole or significant part, in that industry, nor may any member of the immediate family of any such employee do so.

Employees are encouraged to be long-term investors in Dow Jones & Company stock, whether directly or through the Company's compensation and benefits plans (other than its retirement plans). The rule above on holding equities for six months does not apply, however, to certain acquisitions of Dow Jones stock through employee benefit plans and other plans sponsored by the Company. For example, shares acquired through payroll deduction or through automatic reinvestment of dividends may be sold immediately. But the six- month holding requirement does apply to shares of Dow Jones stock purchased in the open market by senior management and all news and advertising personnel. And purchases of stock through employee plans by lump-sum payments or voluntary one-time contributions by such employees would be considered open-market purchases.

Political and Civic Activities

Many companies, for a variety of reasons, participate in the partisan political process, at various levels of government. As a publisher, Dow Jones has a different tradition. Dow Jones does not contribute, directly or indirectly, to political campaigns or to political parties or groups seeking to raise money for political campaigns or parties, and Dow Jones does notand will not reimburse any employee for any political contribution made by an employee. All news employees and members of senior management with any responsibility for news should refrain from partisan political activity judged newsworthy by their senior editor or in the case of senior management, the Chief Executive Officer. Other political activities (including "issue oriented" activity) are permitted, but should not be inconsistent with this code.

On the other hand, it is not the intention of Dow Jones, or of this code, to dissuade employees from participating actively in civic, charitable, religious, public, social or residential organizations. Such activities are permitted, and even encouraged, to the extent that they:

 -   Do not detract from performance or effectiveness at work;

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 -   Do not, by their extensiveness, cause the Company to subsidize or appear to subsidize the activity; and

 - Do not otherwise violate this code. In the event that a conflict arises or may arise between an outside organization with which an employee is affiliated and the interests of Dow Jones, the employee should refrain from participating in the conflicting or potentially conflicting activity.

No Dow Jones employee should permit his or her Dow Jones affiliation to be noted in any outside organization's materials or activities without the express written approval of a member of senior management or unless of course the employee serves as a representative of Dow Jones or unless the affiliation is noted as part of a broader description of the employee's identity.

Books and Records

It is essential to the successful operation of Dow Jones as a business, and to the preservation of investor confidence in the Company, that the integrity of our books and records be resolutely maintained. The responsibility for this does not rest exclusively with accounting or other financial personnel - it is shared by us all.

Accordingly,

 - No Dow Jones fund, asset or liability which is not fully and properly recorded on the Company's books and records shall be created or permitted to exist;

 - No transaction shall be effected and no payment shall be made on behalf of Dow Jones with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment;

 - All employees shall comply with Dow Jones' accounting principles, procedures and controls, and no false, artificial or misleading entries in any books or records of the Company shall be made for any reason whatsoever;

 - No employee will issue or authorize anyone else to issue any Company document that is false or misleading;

 - No employee will knowingly accept and treat as accurate any false or misleading document prepared by a person not employed by Dow Jones; and

 - No employee will knowingly make any false or misleading statements to our external or internal auditors. Indeed, when questioned by any auditor, all employees should be fully forthcoming.

Employment

Dow Jones strives to ensure that all employees are treated with dignity and respect. Among our goals are to make benefits and services available to employees to promote their well-being, to communicate effectively with employees, to ensure equal employment treatment, to maintain a safe work environment, to observe the terms of collective bargaining agreements where applicable, to assist employees in realizing their potential and maximizing their productivity, and to fairly evaluate and recognize performance.

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For its part, the Company expects employees to perform excellent work in a cost-effective manner, to strive for quality and productivity, to follow directions and instructions, to properly care for facilities and equipment, to anticipate problems and suggest improvements, to treat other employees and clients and customers with honesty and courtesy, and to be energetic in the performance of tasks and fulfillment of goals.

Dow Jones values the talents and contributions of its employees. The Company also seeks and values diversity among employees, recognizing that a mix of people enriches the Company and encourages creativity and business growth. Dow Jones' policy is to provide equal employment opportunities and advancement consideration to all individuals based on job-related qualifications and ability to perform the job, without regard to race, color, ancestry, national origin, religious creed, sex, disability, veteran status, sexual orientation, age or marital status. It is also Dow Jones' policy to provide a working environment that is free of intimidation or harassment based on any of these factors.

Complete statements of policies setting forth the Company's standards regarding personnel matters, and other matters relating to employment with Dow Jones, are published by the Human Resources department. These policies meet legal and regulatory requirements of various jurisdictions in which Dow Jones does business, and employees are required to comply with these policies.

Environmental Concerns

Dow Jones is committed to maintaining a safe work environment by eliminating all significant recognized hazards in the workplace, and to conducting business in an environmentally sound manner based on scientific understanding, customer needs and local requirements. Employees are required to comply with all applicable health, safety and environmental laws and regulations, and all related Company policies.

Compliance with this Code

Dow Jones takes this code of conduct very seriously. All employees of Dow Jones are responsible for compliance with all aspects of this code. All new employees shall be required to read this code at the outset of their employment, and to attest in writing that they have done so; all Dow Jones employees shall be required, at the time this code is first promulgated, to read it and so attest. In the case of all members of senior management, and all news and advertising personnel, such written attestations shall be required once each year.

The matters addressed by this code are sufficiently important that any lapse in judgment within the areas covered here may be considered serious enough to warrant discipline up to and including dismissal.

Any employee who has a question about or becomes aware of his or her own possible violation of this code or by any other employee, or who becomes aware that he or another employee is involved in a transaction or relationship that could reasonably give rise to an actual or apparent conflict of interest, should promptly discuss the situation with his or her supervisor or with the Deputy General Counsel or General Counsel. Every effort will be made to maintain the confidentiality of such discussions. The Company will not permit or tolerate any retaliation against any employee who makes a good faith report about a possible violation of the code by another employee. Indeed, the most important wisdom about dealing with these questions is: When in doubt, ask.

Waivers or Amendments

Any waivers of or amendments to this code that apply to the Company's Chief Executive Officer, Principal Financial Officer or Controller may be made only by the Company's Board of Directors or a committee of the Board. Any such waivers or amendments will be disclosed promptly as required by applicable law and the rules of any exchange on which the Company's securities are listed or traded.

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